Exhibit 3.4

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF PALIGENT INC.

a Delaware corporation

PALIGENT INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST:  That the Board of Directors of Paligent Inc. (hereinafter called the “Corporation”), at a meeting of the Board of Directors on August 22, 2006 duly adopted resolutions (a) setting forth a proposed amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) to change the name of the Corporation from “Paligent Inc.” to “International Fight League, Inc.”, (b) declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, (c) directing that said amendment be submitted for consideration by the stockholders and (d) authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

SECOND:  That Article FIRST of the Certificate of Incorporation be amended and restated as follows:

“FIRST:  The name of the Corporation is International Fight League, Inc.”

THIRD:  That holders of at least a majority of all of the outstanding stock of the Corporation entitled to vote hereon duly approved the aforesaid amendment to the Certificate of Incorporation.

FOURTH:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH:  That said amendment shall be effective at 1:02 a.m., Eastern Standard Time, on November 29, 2006.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 27th day of November, 2006.

PALIGENT INC.

By:	/s/ Salvatore A. Bucci
Name: Salvatore A. Bucci
Title: Chief Executive Officer